Emmaus Holdings, Inc. 8-K/A
Exhibit 10.25

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) is made by and between Emmaus Medical, Inc., a Delaware corporation with its principal place of business at 3870 Del Amo Boulevard, Unit 507, Torrance, CA 90503-7701 (“Client”), and ClinDatrix, Inc., a California corporation with its principal place of business located at 205 Technology Drive, Suite 200, Irvine, California 92618 (“ClinDatrix”).

WITNESSETH

WHEREAS, Client is in the business of discovering, developing and marketing pharmaceutical products; and,

WHEREAS, ClinDatrix is engaged in the business of providing clinical trials management and related clinical development services to the pharmaceutical industry; and,

WHEREAS, both Client and ClinDatrix desire to enter into a Services Agreement for the purpose of delineating in advance the terms and conditions which will regulate the relationship between the parties and define the conditions under which Client would award to ClinDatrix and ClinDatrix would accept from and perform for Client, certain services.

Now, therefore, in consideration of the mutual covenants of the parties hereinafter contained and for good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I. DEFINITIONS

1.1	Proposal shall refer to written descriptions of services (and costs) offered by ClinDatrix in response to a Request for Proposal (“RFP”) from Client.

1.2	Study shall refer to the clinical trial of the pharmaceutical identified in the Task Order (by study drug name or protocol number).

1.3	Services (or Scope Of Work) shall refer to the particular tasks to be performed by ClinDatrix as set out in any Task Order or document attached thereto including, but not limited to, the Proposal.

1.4
Task Order shall refer to the written agreement between Client and ClinDatrix which sets out with specificity the services to be performed, the obligations transferred pursuant to 21 CFR 312.52, et. seq., the time-line for the performance of the services, the costs associated with the services, the schedule of payments for the performance of the services and specifically  incorporates by reference the terms and conditions of this Agreement. No Task Order shall be effective until it is accepted in writing by both Client and ClinDatrix. The terms and conditions of this Agreement shall be made a part of and incorporated by reference into each Task Order.

1.5	Protocol shall refer to the particular Protocol prepared for the study and under which the services described in the Task Order are to be performed.

II. SCOPE OF THE WORK

2.1
There shall be no limit to the number of Task Orders that may be entered into and regulated by the terms and conditions of this Agreement. Each Task Order shall constitute a unique agreement and shall stand alone with respect to any other Task Order entered under this Agreement. The performance of obligations under any one Task Order shall not effect, and shall at all times be unrelated to, the performance of any other Task Order entered under this Agreement.

2.2
ClinDatrix agrees to devote its best efforts, as directed by Client, to perform the specific tasks set forth in each individual Task Order in accordance with the terms and conditions contained herein, as set out in each Task Order and in accordance with all applicable laws and Food and Drug Administration (“FDA”) laws and regulations.

2.3
This Agreement and individual Task Orders entered hereunder may be extended or modified (including changes in scope) upon the written agreement of both parties provided, however, that both parties agree on the amount of any additional or reduced payment to be made by Client with respect to the modification or extension of this Agreement. Modifications to specific Task Orders shall not effect this Agreement, or prior, current or future Task Orders unless it is the express written intent of the parties that modifications do so.

2.4
If the assumptions under which the parties create a Study (Task Order) budget and timeline prove to be materially inaccurate, in whole or in part, then the parties shall review both the Study (Task Order) budget and the timeline and shall negotiate in good faith regarding reasonable revisions to the Study (Task Order).

2.5
In the event of a conflict between the terms of this Agreement, Task Orders, or the Proposal, the terms of the Task Order shall govern first followed by the terms of this Agreement and lastly the Proposal.

III. PERIOD OF THE AGREEMENT

3.1
This Agreement shall take effect on March 2, 2004 and shall remain in effect until terminated by either party as provided elsewhere herein. Nothing herein shall be construed to prohibit the parties from entering into a new Services Agreement for ClinDatrix upon the completion of this Agreement.

3.2
Client may terminate this Agreement or any individual Task Order immediately upon written notice to ClinDatrix in the event of medical risk to Study participants, lack of efficacy or upon regulatory action by the FDA. In the event of termination for any other reason, excluding material breach of contract, Client shall provide ClinDatrix with sixty (60) days prior written notice.

3.3
Either party may terminate this Agreement or any individual Task Order if the other party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice of the notifying party’s intention to terminate this Agreement or any individual Task Order due to said breach.

3.4
Upon early termination of this Agreement pursuant to Sections 3.2 or 3.3 and except as otherwise provided in sections 3.6(a) and (b), Client shall pay to ClinDatrix all sums owing to ClinDatrix at the time of termination. Upon notice of termination by Client, the parties shall negotiate in good faith the tasks to be undertaken and the costs associated with the winding down and closing out of the Study or applicable Task Order.

3.5
This Agreement may survive its termination but only as necessary (a) to allow completion of any particular Task Order, and (b) to determine the obligations and duties of the parties with respect to particular Task Order and Agreement provision that, by their terms, extend beyond contract termination.

3.6
If ClinDatrix commits an error in the performance of Services identified in one specific Task Order that renders the clinical data and information gathered pursuant to the specific Task Order partially or wholly invalid and without research value, then ClinDatrix shall so notify Client and undertake reasonable measures to cure such error without additional cost to Client. If, however, the error cannot reasonably be corrected, and the Task Order Services are not restarted, then, as liquidated damages, ClinDatrix shall return to Client a pro rata portion of the monies paid to ClinDatrix pursuant to the payment schedule contained in the specific Task Order based on the extent to which the data and information are invalid.

IV. REGULATORY

4.1
Both parties shall promptly notify the other party of any FDA regulatory inspections of Investigator sites of which it becomes aware. Client shall have the right to be present at any such inspections and shall have primary responsibility for preparing any responses which may be required. in the event ClinDatrix’s participation in any regulatory review is material in terms of personnel time and expense, the parties shall review costs associated with participation and shall agree to a reasonable rate of compensation in advance of the performance of any regulatory services. ClinDatrix shall reasonably act to insure the cooperation of Investigators with respect to regulatory review.

4.2
As applicable to specific Task Orders, ClinDatrix’s personnel will make periodic site visits to the study sites. ClinDatrix will provide Client with visit schedules. It is agreed that Client personnel, its agents or contractors may, upon reasonable notice, accompany ClinDatrix’s personnel on such site visits if it so chooses.

4.3
Designated representatives of Client shall, upon reasonable notice to ClinDatrix, have access to and shall be permitted to review all documents, information, data and materials in the possession of ClinDatrix directly relating to the work performed hereunder with the exception of any such documents, information, data and/or materials that contain information deemed, in good faith, by ClinDatrix to be confidential, privileged, proprietary, or not directly related to the performance of this Agreement. Client, its agents and its consultants shall keep strictly confidential any documents, information, data or materials belonging to ClinDatrix that ClinDatrix designates as being “confidential”.

4.4
The transfer of obligations pursuant to 21 CFR 312.52 from Client as Sponsor to ClinDatrix as Contract Research Organization shall, as part of the applicable Task Order, be documented by separate writing, approved by both parties and maintained by ClinDatrix in the regulatory file for this Clinical Trial.

4.5
ClinDatrix hereby represents and warrants to Client by execution of this Agreement that neither ClinDatrix nor any personnel engaged by ClinDatrix in any capacity to perform any services related to this contract has been debarred by the FDA or is currently involved in any debarment proceeding with the FDA. ClinDatrix further confirms that neither ClinDatrix nor any person engaged by ClinDatrix in any capacity to perform services related to this contract has been convicted within the last five (5) years of committing, conspiring to commit, or acting as accessory to (i) a felony or misdemeanor relating to the development or approval, including the process for development or approval, any drug product, or relating to the regulation of drug products under the Federal Food, Drug and Cosmetic Act, or (ii) a felony which involved bribery, payment or illegal gratuities, fraud, perjury, false statements, racketeering, blackmail, extortion, falsification or destruction or records, or interference into or prosecution of any criminal offense.

4.6
Both parties hereto will perform the obligations as set forth herein in conformance with applicable federal, state and local laws and ordinances, with the guidelines promulgated by the U.S. Food and Drug Administration and, as applicable, with accepted standards of good clinical practice.

V. OWNERSHIP OF DATA

5.1
Except as otherwise provided herein, all data, documents and information provided by Client to ClinDatrix and all data or reports generated or prepared on the behalf of or at the direction of ClinDatrix in connection with the study shall be the sole and exclusive property of Client. Client shall pay all costs associated with the shipping and storage of documents and records and shall provide ClinDatrix with written instructions regarding the shipping and storage or disposal of all such documents.

5.2
Notwithstanding the foregoing, ClinDatrix data, documents, and all information of a privileged and/or proprietary nature related to ClinDatrix developed computer software, processes, procedures and related manuals are the sole and exclusive property of ClinDatrix.

5.3
Subject to the requirements of Article VI, ClinDatrix shall retain in its possession copies of any and all data, documents or information related to the performance of this Agreement required for regulatory, legal, insurance or record keeping purposes.

5.4
ClinDatrix understands and agrees that, except as provided in section 5.2, the underlying rights to the intellectual property and materials that are the subject of the services and activities described in this Agreement or any documents referred herein belong to Client and that any data and materials derived as a direct or indirect result of said services and activities, whether generated by ClinDatrix, its agents, or employees, either solely or jointly with others, is the property of Client.

5.5
Client may, in its own discretion, file and prosecute in its own name and at its own expense, applications for foreign and United States letters patent or any patentable information derived from said service and activities. Upon the request of Client, and at the sole expense of Client, ClinDatrix shall assist in prosecuting such applications and shall execute and deliver any and all instruments necessary to make, file, and prosecute all such applications, divisions, continuations, continuations-in-part, or reissue thereof.

5.6	Upon termination of this Agreement or completion of said services and activities, ClinDatrix shall, upon Client request, return all documents, information and supplies to Client.

VI. CONFIDENTIALITY

6.1
ClinDatrix and its employees, agents and contractors will keep strictly confidential and will not use for any purpose other than as described herein all information transmitted to it by Client, developed by ClinDatrix or generated by Investigators hereunder. For purposes hereof, confidential information shall not include, and the obligations of confidentiality and use shall not apply to, information that:

(a)	is or becomes publicly available through no fault of ClinDatrix;

(b)	is disclosed to ClinDatrix by a third party, provided such information was not obtained by said third party, directly or indirectly, from Client on a confidential basis;

(c)	is already known to ClinDatrix as shown by its prior written records; or

(d)	is required by law to be disclosed.

6.2
Notwithstanding the foregoing, ClinDatrix may disclose the confidential information to employees, and upon prior consent of Client, consultants and/or sub-contractors who have a need to know such confidential information and, to the extent necessary to others who are involved in the performance of this Agreement and Task Orders hereunder, so long as ClinDatrix requires any third party to whom it discloses such information to maintain the confidential information to the same extent as ClinDatrix.

6.3	This obligation of confidentiality provided for in this section shall extend for five (5) years after expiration of this Agreement.

6.4
It may become necessary for ClinDatrix to disclose to Client information which ClinDatrix considers proprietary, privileged and confidential. If disclosure occurs, then Client shall protect the information confidential with the same degree of care as Client would protect its own confidential information.

VII. WARRANTIES AND REPRESENTATIONS

7.1	ClinDatrix warrants and represents that it possesses the requisite skill, experience and personnel to perform the described services.

VIII. INDEMNIFICATION

8.1
Client shall indemnify, defend and hold harmless ClinDatrix and its employees, officers, directors, parent and affiliated companies, agents, subcontractors, authorized independent contractors (including but not limited to participating clinical investigators and the providers of laboratory services), successors and assigns (hereinafter “indemnitee”) against and in respect of any and all losses, costs, expenses, liabilities and damages of every kind and nature, including without limitation interest, penalties, reasonable attorney’s fees and arbitration and or litigation costs, in connection with or arising out of or during the Study or ClinDatrix performance of this Agreement, including without limitation and with respect to any injury, death or effect related to any drug or placebo, as well as any written instruction (including but not limited to, the protocol, package inserts and other written instructions) provided by Client for use in the Study (collectively the “claims”) except to the extent that any such claim is caused by the indemnitee’s own negligence, reckless or intentional misconduct, or failure to strictly follow the Protocol in the performance of its obligations and responsibilities under this Agreement.

8.2
Indemnitee shall tender promptly to Client the defense of any claim by giving Client timely written notice after indemnitee is notified or otherwise becomes aware of such claim. Client shall defend indemnitee from any claim properly tendered to Client at Client’s sole cost and expense and Client shall keep indemnitee informed as to the progress of its defense of any such claim. Client shall have the right to control the defense and disposition (including, without limitation, settlement, litigation or appeal) of any such claim. The parties agree, however, that no such settlement shall serve to establish liability on the part of ClinDatrix, its parent, employees or agents without the express written consent of ClinDatrix.

8.3
ClinDatrix agrees to indemnify, defend and hold harmless Client against and in respect of any and all losses, costs, expenses liabilities and damage, including without limitation, interest, penalties and reasonable attorney’s fees resulting from ClinDatrix negligence, reckless or intentional misconduct, or failure to strictly follow the Protocol in the performance of its obligations and responsibilities under this Agreement.

8.4
Upon their written request, Client will provide reciprocal indemnification to each clinical investigator and the clinical investigator’s institution, directors, officers, employees and agents pursuant to the terms of Sections 8.1 to 8.3.

IX. PAYMENT AND BUDGET

9.1
Each Task Order shall contain a Budget for the performance of the Task Order as well as additional terms and conditions relating to the Budget, all of which shall be attached to the Task Order and entitled “Budget Terms.” ClinDatrix will provide Client each month (or at intervals stated in Task Order) with an accounting of costs incurred and accrued. Costs are deemed as incurred and accrued expenditures for services or goods which result from satisfying the requirements of this Agreement. Incurred costs are recognized liabilities for which payments have been made; accrued costs are recognized liabilities which have not yet been paid.

9.2	Client shall make payment to ClinDatrix in accordance with the “Schedule of Payments Terms” attached to the Task Order.

9.3
The parties agree that, because each Task Order shall constitute a unique agreement, payments due under other Task Orders shall not be set off or applied to sums due as a result of the performance of other Task Orders.

X. MISCELLANEOUS

10.1
This Agreement may not be assigned by ClinDatrix without Client’s prior written consent. ClinDatrix may not sub-contract any part of work subject to this Agreement without prior written consent of Client. Subject to the foregoing, the covenants and conditions contained herein will apply to and bind the successors, representatives and permitted assigns of all parties hereto.

10.2
The relationship between the parties is that of an independent contractor and neither party shall have the authority to bind or act on behalf of the other party without its prior written consent. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or business organization of any kind.

10.3
This Agreement including any Task Orders, shall constitute the entire understanding of the parties hereto relating to the subject matter hereof and shall not be changed or modified except in writing and signed by authorized representatives of the parties. All prior agreements, whether written or oral between the parties relating to the subject matter hereof are superseded by this Agreement and are of no further force or effect.

10.4	If any provision of this Agreement shall be deemed void in whole or in part for any reason whatsoever, the remaining provisions shall remain in full force and effect.

10.5
No failure or delay of one of the parties to execute any of its rights or powers under this Agreement shall operate as a waiver thereof, nor any other single or partial exercise of such right or power preclude any other further exercise thereof. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.6	The validity, interpretation, performance, rights and duties with respect to this Agreement shall be determined by the laws, and within the jurisdiction, of the state of California.

10.7
ClinDatrix is aware, and will advise all ClinDatrix employees, agents and consultants who have access to nonpublic information concerning Client, that the United States and individual states’ securities laws prohibit any person who has material, nonpublic information concerning a company !tom purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Nonpublic information concerning Client that may be deemed material includes, without limitation, results from any tests or trials conducted pursuant to this Agreement.

10.8
ClinDatrix shall secure and maintain in full force and effect throughout the performance of the Study insurance coverage for (a) Employer’s Liability and (b) General Liability appropriate to the conduct of ClinDatrix’s business. Principal Investigator shall secure and maintain in full  force and effect throughout the performance of the Study insurance coverage for General Liability and Professional Medical and Nursing Indemnity in amounts appropriate to the conduct of the Principal Investigator’s business. Certificates evidencing such insurance will be made available for examination upon request by Client. Client shall secure and maintain in full force and effect throughout the performance of the Study insurance coverage for drug product liability for the Compound in amounts appropriate to the conduct of Client business. Certificates evidencing such insurance shall be made available for examination upon request by ClinDatrix.

10.9
All notices given under this Agreement shall be in writing and shall be effective three (3) days after mailing by certified or registered mail, postage pre-paid, or upon receipt if sent by any other means, to parties at the addresses and fax numbers set forth below, or such other addresses as the parties may designate in writing.

If to ClinDatrix:                  Brian G. Murphy, Ph.D.
Chief Financial Officer and Chairman
ClinDatrix, Inc
205 Technology Drive, Suite 200
Irvine, CA 92618
FAX (949) 428-1239

If to Client:                          Daniel R. Kimbell, Esq.
Chief Operating Officer
Emmaus Medical, Inc.
3870 Del Arno Boulevard, Unit 507
Torrance, CA 90503-7701

10.10
ClinDatrix participation in, and contribution to, the matters undertaken pursuant to this Agreement may be recognized by Client in publications that may result from the Study and the development of the Study drug.

10.11
ClinDatrix agrees that its employees, agents and any other party with whom it contracts, including but not limited to, consultants, investigators, laboratories, etc. shall not publish any data resulting from this study without the prior review and consent of Client.

10.12	No right or license is granted under this Agreement by either party to the other either expressly or by implication, except those specifically set forth herein.

10.13	Articles 5, 6, 8 and 10 shall survive termination of this Agreement and shall be binding to the respective successors, assigns, subsidiaries or affiliates.

10.14	Government Certifications and Provisions

ClinDatrix hereby certifies and agrees to the incorporation by reference of the provisions set forth in Appendix A attached to this Agreement, to the extent applicable under U.S. Government rules, regulations and Executive Orders.

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

Emmaus Medical, Inc		ClinDatrix, Inc.

Signed:	/s/ Yutaka Niihara	Signed:	/s/ Brian Murphy

Yutaka Niihara, MD President and CEO		Brian G. Murphy CFO and Chairman of the Board

Date:	3/11/04	Date:	3/16/04

Appendix A

EQUAL EMPLOYMENT OPPORTUNITY COMPLIANCE CERTIFICATIONS

1.                                AFFIRMATIVE ACTION FEDERAL CONTRACTORS
(Executive Order 11246 as amended by Executive Order 11375)

Applicable to contracts of $50,000 or more and contractors with 50 or more employees.

ClinDatrix certifies that it has developed and is currently maintaining a written Affirmative Action Program at each of its establishments pursuant to all the terms and regulations promulgated under Executive Order 11246, as amended or, if such a program has not been developed, that such a program or programs will be developed within 120 days from the commencement of a contract, subcontract, or purchase order with Client.

2.                                COMPLIANCE REPORTS
(Executive Order 11246 as amended by Executive Order 11375)

Applicable to contracts of $50,000 or more and contractors with 50 or more employees.

ClinDatrix certifies that it will file with the appropriate federal agency on or before March 31, of each year, or within such period permitted or required by Executive Order 11246, as amended, complete and accurate reports on Standard Form 100 (EEO-1).

3.                                NONSEGREGATED FACILITIES
(Executive Order 11246 as amended by Executive Order 11375)

Applicable to contracts of $10,000

ClinDatrix certifies that it does not maintain or provide for its employees any segregated facilities at any of its establishments, and that it does not permit its employees to perform their services at any location, under its control, where segregated facilities are maintained.

A breach of this certification is a violation of the Equal Opportunity Clause in this Contract. As used in this certification, the term “segregated facilities means any waiting rooms, work areas, rest rooms, and wash rooms, restaurant, and other eating areas, time clocks, locker rooms, and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation and housing facilities provided for employees which are segregated by explicit directive or are in fact segregated on the basis of race, color, or national origin, because of habit, local custom or otherwise. ClinDatrix further agrees that (except where it has obtained identical certifications from proposed subcontractors for specific time periods) it will obtain identical certifications from proposed subcontractors prior to the award of subcontract exceeding $10,000 which are not exempt from the  provisions of the Equal Opportunity Clause; that is will forward the following notice to such proposed subcontractors (except where the proposed subcontractors have submitted identical certifications for specific time periods):

Appendix A

NOTICE TO PROSPECTIVE SUBCONTRACTORS OF REQUIREMENTS
FOR CERTIFICATION OF NONSEGREGATED FACILITIES

A Certification of Nonsegregated Facilities must be submitted prior to the award of a subcontract exceeding $10,000 which is not exempt from the provisions of the Equal Opportunity Clause. The certification may be submitted either for each subcontract or for all subcontracts or for all subcontracts during a period (i.e., quarterly, semiannually, or annually).

Note:  The penalty for making false statements is prescribed in 18 U.S.C. 1001

4.	THE FOLLOWING GOVERNMENT CONTRACT CLAUSES ARE HEREBY INCORPORATED BY REFERENCE TO THE EXTENT APPLICABLE IN THIS AGREEMENT BETWEEN ClinDatrix and Client.

EQUAL OPPORTUNITY CLAUSE, as set forth in Executive Order 11246, as amended, and in Part 60-1 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $10,000).

AFFIRMATIVE ACTION COMPLIANCE PROGRAM CLAUSE, as set forth in Part 60-1 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $50,000).

EMPLOYMENT OF THE HANDICAPPED CLAUSE, as set forth in Part 60-741 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $2,500).

LISTING OF EMPLOYMENT OPENING (VETERANS) CLAUSE, as set forth in Part 60250 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $10,000).

MINORITY BUSINESS ENTERPRISES SUBCONTRACTING PROGRAM CLAUSE, as set forth in Subpart 1-1.13 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $500,000).

LABOR SURPLUS AREA SUBCONTRACTING PROGRAM CLAUSE, as set forth in Subpart 1-1.8 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over $500,000).

SMALL BUSINESS SUBCONTRACTING PROGRAM CLAUSE, as set forth in Subpart 1-1.7 of Title 41 of the Code of Federal Regulations (applicable to contracts and subcontracts over S500,000).